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                                                              Exhibit (a)(1)(J)

                            Filed by PW Eagle, Inc.
    Pursuant to Section 14(d)/13(e) of the Securities Exchange Act of 1934
                             Filer: PW Eagle, Inc.
                        Subject Company: PW Eagle, Inc.

                             FOR IMMEDIATE RELEASE

FOR: PW Eagle, Inc.
222 South Ninth Street, Suite 2880
Minneapolis, MN 55402
(Nasdaq-NMS: "PWEI")

CONTACT: William H. Spell
Chief Executive Officer, PW Eagle, Inc.
612/305-0339

          PW EAGLE ANNOUNCES COMMENCEMENT OF "MODIFIED DUTCH AUCTION"

MINNEAPOLIS--APRIL 3, 2001--PW Eagle, Inc. (Nasdaq-NMS: "PWEI", formerly "EPII") announced today that it has commenced a "Modified Dutch Auction" tender offer for up to 1,111,111 shares, or approximately 13.7% of its outstanding common stock. The Company reserves the option to purchase up to an additional 162,190 shares. The Company currently has approximately 8,109,675 shares outstanding.

Under terms of the offer, PW Eagle has invited shareholders to tender their shares to the Company at prices specified by the tendering shareholders not in excess of $9.00 nor less than $7.50 per share, in twenty-five cent ($0.25) increments.

PW Eagle will select the lowest single per share purchase price that will allow it to buy 1,111,111 shares or up to an additional 162,190 shares at the Company's option. If a lesser number of shares is properly tendered, the Company will purchase all shares that are properly tendered and not withdrawn at the lowest single per share price. If the offer is over-subscribed, PW Eagle will purchase first from shareholders owning fewer than 100 shares and tendering all of such shares at or below the purchase price determined by PW Eagle, and then from all other shareholders tendering at or below such purchase price on a pro rata basis. The tender offer will not be conditioned on any minimum number of shares being tendered.

The tender offer is being commenced today, April 3, 2001 and will expire at 5:00 p.m., Eastern Time, on May 4, 2001, unless extended by PW Eagle. Any shareholders who require tender offer materials may contact the Information Agent for the offer at the address and telephone number below.

Neither PW Eagle nor its Board of Directors is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the purchase price on any tender. Each shareholder must make his or her own decision whether to tender shares and, if so, how many shares and at what price or prices shares should be tendered. PW Eagle has been advised that none of its directors or executive officers intends to tender any shares pursuant to the offer. Georgeson Shareholder Communications, Inc. will act as Information Agent.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF PW EAGLE, INC. COMMON STOCK. COMMENCEMENT OF THE PROPOSED TENDER OFFER IS SUBJECT TO, AMONG OTHER THINGS, COMPLETION OF ALL REGULATORY FILINGS. ANY SOLICITATION
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OF OFFERS TO BUY PW EAGLE, INC. COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN
OFFER TO PURCHASE AND RELATED MATERIALS TO BE SENT BY PW EAGLE, INC. TO ITS SHAREHOLDERS ON THE COMMENCEMENT OF THE PROPOSED OFFER. SHAREHOLDERS SHOULD CAREFULLY READ THOSE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. SHAREHOLDERS WILL BE ABLE TO OBTAIN COPIES OF THE OFFER TO PURCHASE, RELATED MATERIALS AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION'S WEB SITE AT HTTP://WWW.SEC.GOV:
WITHOUT CHARGE WHEN THESE DOCUMENTS BECOME AVAILABLE. SHAREHOLDERS WILL ALSO BE ABLE TO OBTAIN COPIES OF THE OFFER TO PURCHASE AND RELATED MATERIALS, WITHOUT CHARGE, WHEN AVAILABLE, FROM PW EAGLE, INC. BY ORAL OR WRITTEN REQUEST TO PW EAGLE, INC. ATTENTION: INVESTOR RELATIONS, 222 SOUTH 9TH STREET, SUITE 2880, MINNEAPOLIS, MN 55402 OR BY CALLING (612) 305-0339 OR FROM THE COMPANY'S INFORMATION AGENT, GEORGESON SHAREHOLDER COMMUNICATIONS, INC. AT 17 STATE STREET, 10TH FLOOR, NEW YORK, NEW YORK 10004, TELEPHONE (800) 223-2064.

PW Eagle, Inc. is a leading extruder of PVC pipe and polyethylene tubing products. PW Eagle operates ten manufacturing facilities in the midwestern and western United States. PW Eagle's common stock is traded on the Nasdaq National Market under the symbol "PWEI."